Exhibit 99.1

THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


           READER'S DIGEST ASSOCIATION PAYS DOWN $200 MILLION IN DEBT


           PLEASANTVILLE, NY, January 3, 2005 - The Reader's Digest Association, Inc. (NYSE: RDA) today announced it paid down approximately $200 million in debt in the Fiscal 2005 second quarter ended December 31, 2004. The company reduced its debt using its second-quarter cash flows from operations and proceeds (net of transaction costs) from $49 million received in December related to its agreement to sell and partially lease back its corporate headquarters in Westchester.

           The agreement between RDA and a venture of Greenfield Partners, LLC and Summit Development, LLC, announced November 22, includes provisions for an additional $10 million in cash payable to RDA in December 2006. RDA also expects to benefit from annual cost savings of approximately $10 million related to lower facility-related operating costs and interest savings from the sale proceeds.

           "Free cash flow from operations, along with the closing of our real-estate transaction, afforded us the opportunity to significantly reduce our debt," said Michael S. Geltzeiler, Senior Vice President and Chief Financial Officer. "Over the past three years, the company has aggressively reduced its debt levels at an accelerated pace. Based on the current strong cash flows, we expect our debt-to-EBITDA ratio to be below 2.5 times by year-end Fiscal 2005. This would meet our target level for debt that we identified in 2002 when we leveraged the balance sheet to acquire Reiman Publications and recapitalize the company."

           Geltzeiler added: "The strong performance in operating cash flows reflects the continued strength of our RD North America and RD International segments, offset by continued weakness at the Consumer Business Services segment."

           The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. The company had revenues of $2.4 billion for the fiscal year ended June 30, 2004. The company's main Web site is www.rd.com.

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           This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.


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